Form of Non-Recourse Borrower Payment Dependent Note

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT BECAUSE PAYMENTS ON THE NOTE ARE DEPENDENT ON PAYMENTS ON THE CORRESPONDING SEMBLE BORROWER LOAN. THE ISSUE PRICE OF THE SEMBLE NON-RECOURSE BORROWER PAYMENT DEPENDENT NOTE (THIS “NOTE”) IS THE STATED PRINCIPAL AMOUNT OF THIS NOTE, AND THE ISSUE DATE IS THE ORIGINAL ISSUE DATE. UPON REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER THE AMOUNT OF OID AND YIELD TO MATURITY OF THIS NOTE. A HOLDER SHOULD CONTACT SEMBLE MEMBER SUPPORT AT (877) 973-6253 OR COMPLIANCE@SEMBLE.COM.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL unless (1) such transfer is effected on a trading system that is recognized by the Company, and (2) this Note has been presented by the registered Holder (as defined below) to the Company or its agent for registration of transfer.

NON-RECOURSE BORROWER PAYMENT DEPENDENT NOTE SERIES NO.                     (1)

SEMBLE, INC.

No.	[CUSIP	]

HOLDER:	(2)

CORRESPONDING PROSPER BORROWER LOAN:	(3)

STATED PRINCIPAL AMOUNT OF THIS NOTE: U.S. $	(4)

AGGREGATE PRINCIPAL AMOUNT OF THIS SERIES OF NOTES: U.S. $	(5)

INTEREST RATE:	(6)

SERVICING FEE:.AN ANNUALIZED PERCENTAGE RATE APPLIED TO THE INSTALLMENT PAYMENTS OF INTEREST ON THE OUTSTANDING PRINCIPAL AMOUNT OF THE CORRESPONDING SEMBLE BORROWER LOAN: [_____%]	(7)

ORIGINAL ISSUE DATE:	(8)

INITIAL MATURITY DATE:	(9)

FINAL MATURITY DATE:	(10)

EXTENSION OF MATURITY DATE: Each Note will mature on the Initial Maturity Date, unless the maturity of the Note is extended to the Final Maturity Date subject to conditions described below.  In no event will the maturity of the Notes be extended beyond the Final Maturity Date.

PAYMENT DATES: Subject to the limitations on payment described below, the Company will make payments of principal and interest on or before the sixth Business Day following receipt of any Borrower Loan Net Payments by the Company in accordance with the payment schedule for this Note, which is available on the Holder’s account page at www.semble.com, subject to prepayment at any time without penalty.

(1) Insert loan ID number for Corresponding Semble Borrower Loan.

(2) Insert lender member’s screen name and member identification number.

(3) Insert description of Corresponding Semble Borrower Loan.

(4) Insert principal amount of lender member’s Note.

(5) Insert aggregate principal amount of Corresponding Borrower Loan.

(6) Insert total servicing fee rate to be charged by Company.

(7) Insert date corresponding to date of funding of Corresponding Semble Borrower Loan.

(8) Insert date corresponding to stated maturity of Corresponding Semble Borrower Loan.

(9) Insert date that is the second anniversary of the stated maturity of Corresponding Semble Borrower Loan.

Semble, Inc., a corporation duly organized and existing under the laws of the State of Nevada(herein called the “Company”), for value received, hereby promises to pay to the person identified as the “Holder” above (the “Holder”), principal and interest on this Note in U.S. dollars in an amount equal to the Holder’s ratable share of the Borrower Loan Net Payments on each Payment Date (in accordance with the payment schedule for this Note, which is available on the Holder’s account page at www.semble.com and subject to prepayment) until the Initial Maturity Date or, if the maturity of the Note has been extended, until the Final Maturity Date.  For the avoidance of doubt, (1) no payments of principal and interest on this Note shall be payable unless the Company has received Borrower Loan Payments, and then only to the extent of Borrower Loan Net Payments in respect of those Borrower Loan Payments related to the Corresponding Semble Borrower Loan identified above that have been received by the Company, and (2) no Holder of the Note shall have any recourse against the Company unless, and then only to the extent that, the Company has failed to pay such Holder the Borrower Loan Net Payments or otherwise breached a covenant in the Indenture described below that is applicable to the series of Notes of which this Note forms a part.  Subject to certain exceptions provided in the Indenture referred to below, the principal and interest payable on any Payment Date will be paid to the person in whose name this Note is registered at the close of business on the Record Date next preceding such Payment Date or maturity date.

“Record Date” shall mean the second Business Day immediately preceding each Interest Payment Date.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions are authorized or obligated by law or executive order to close in San Francisco, California or New York, New York.

If, on the Initial Maturity Date, any principal or interest payments in respect of the Corresponding Borrower Loan remain due and payable to the Company, the maturity date of this Note will be extended to the Final Maturity Date identified above.

If, on the Initial Maturity Date, no principal or interest payments in respect of the Corresponding Borrower Loan remain due and payable to the Company, the Note will mature on the Initial Maturity Date and no Borrower Loan Net Payments that the Company receives in respect of the Corresponding Borrower Loan after such Initial Maturity Date shall be required to be paid to the Holder of the Note.

All payments of principal and interest on this Note due to the Holder hereof shall be made in U.S. dollars, in immediately available funds, by intra-institution book entry transfer to the Holder’s designated sub-account in the trust account maintained by the Company at [____________________________________________________], or such alternate account of the Holder designated by the Trustee in accordance with the Indenture.

All U.S. dollar amounts used in or resulting from the calculation of amounts due in respect of this Note shall be rounded to the nearest cent (with one-half cent being rounded upward).

This Note is one of a duly authorized series of a class of special limited obligations of the Company referred to as Non-Recourse Borrower Payment Dependent Notes (hereinafter called the “Securities”) all issued or to be issued under and pursuant to an Indenture dated as of July ____, 2012 (hereinafter called the “Indenture”), duly executed and delivered by the Company and [____________________________________________________], as trustee (hereinafter called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, duties and immunities thereunder of the Trustee and the rights thereunder of the holders of the Securities.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”), as in effect on the date of the Indenture.  The Securities are subject to, and qualified by, all such terms, certain of which are summarized hereon, and Holders are referred to the Indenture and the TIA for a statement of such terms.  As provided in the Indenture, the Securities may be issued in one or more separate series, which different series may be issued in various aggregate principal amounts, mature at different times, bear interest at different rates, be subject to different covenants and events of default, and otherwise vary as provided or permitted in the Indenture.

If an Event of Default described in Section 5.1(3) or (4) of the Indenture occurs and is continuing, the unpaid stated principal amount hereof will become and be immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture provides that the Company or a third-party servicer shall use commercially reasonable efforts to service and collect the Corresponding Borrower Loan in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Borrower Loans, and may in applying that standard amend or waive, with the consent of each corresponding Note holder, any term of such Borrower Loan, or in the case of a Borrower Loan that is more than 90days delinquent, write off and cancel such Borrower Loan without the consent of any Holder of any Securities of the series corresponding to such Borrower Loan. The Indenture contains provisions permitting (subject to the servicing standard)  the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of Securities affected thereby, at the time Outstanding, evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any indenture supplemental thereto or modifying in any manner the rights of the holders of this Note; provided, however, that no such supplemental indenture, without the consent of each affected Note holder, shall (1) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon that would be due and payable upon a declaration of acceleration of maturity thereof or change the place of payment where, or change the coin or currency in which, any installment of principal and interest on any such Security is payable or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, (2) reduce the percentage in principal amount of the Outstanding Securities, the consent of whose Holders is required for any such amendment or supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) with respect to the Securities, or (3) modify any of the provisions of Section 8.2, Section 5.4 (clauses (a) and (b)) or Section 5.7 of the Indenture, except to increase the percentage of Outstanding Securities required for such actions to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of all affected series at the time outstanding, on behalf of the holders of all the Securities of such series, to waive, insofar as those series are concerned, compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes which may be issued upon the registration of transfer hereof or, irrespective of whether or not any notation thereof is made upon this Note or other such Notes.

This Note is not entitled to any sinking fund.  This Note is not redeemable at the option of the Holder.  The Company shall redeem all of the Outstanding Notes of the series of which this Note forms a part for the remaining unpaid principal balance of such Note if:   (1) the Company materially breaches its representations and warranties in the lender member registration agreement pertaining to the Notes.  The Company may, but is not required to, redeem this Note in the event the holder of this Note does not consent to the amendment or waiver of one or more terms of the corresponding Borrower LoanThe Company shall not be required to repurchase a Note until such Note is at least 90 days past-due, provided, however, that the Company may in its sole discretion elect to repurchase a Note at an earlier time.

The Notes are in registered form without coupons in denominations of $0.01 to [$_________].  The Notes may not be transferred and the transfer of Notes shall not be registered as provided in the Indenture unless such transfer is effected in a manner acceptable to the Company.  Upon due presentment for registration of transfer of this Note at the office or agency of the Company in Bellevue, Washington, a new Note or Notes in authorized denominations in Dollars for an equal aggregate principal amount and like interest rate and maturity will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for

(1) any stamp tax or other governmental charge imposed in connection therewith and (2) any transfer charges imposed by the Company’s as described on its website at www.semble.com.

The Company, the Trustee, and any paying agent may deem and treat the registered Holder hereof as the absolute owner of this Note at the Holder’s address as it appears on the register books of the Company as kept by the Company or duly authorized agent of the Company (whether or not this Note shall be overdue), for the purpose of receiving payment of or on account hereof and for all other purposes, and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary.  All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, effectively satisfy and discharge liability for moneys payable on this Note.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future shareholder, officer or director, as such, of the Company, either directly or through the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or penalty or otherwise, all such personal liability of every such incorporator, shareholder, officer and director, as such, being expressly waived and released by the acceptance hereof and as a condition of and as part of the consideration for the issuance of this Note.

Unless otherwise defined herein, terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.  To the extent that provisions contained in this Note are inconsistent with the provisions set forth in the Indenture, the provisions contained herein will apply.

This Note shall be governed by and construed in accordance with the laws of the State of Washington without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

This Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by an authorized officer of the Company or its duly authorized agent under the Indenture referred to above.

IN WITNESS WHEREOF, Semble, Inc. has caused this instrument to be signed by its duly authorized officers.

Dated:

SEMBLE, INC.

By:
Name: Todd R. Tarbert
Title: CEO

CERTIFICATE OF AUTHENTICATION
Dated:

This is one of the Securities of the series of Securities designated therein referred to in the within-mentioned Indenture.

SEMBLE, INC.
as Authenticating Agent

By:
Na Name: Chris Walcott
Title: COO